Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2017 (which includes an explanatory paragraph regarding GlyEco, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of GlyEco, Inc. and subsidiaries as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of GlyEco, Inc. for the year ended December 31, 2016.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

January 10, 2018